Exhibit 11


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
                                                                                        NINE MONTHS ENDED
                                                                                          SEPTEMBER 30,
                                                                                     1998           1997

Diluted net income (loss) per share:
  Net income (loss)........................................................   $    (111,805)  $    12,242
  Preferred Stock dividend.................................................             417           652
  Net income (loss) available to common shareholders.......................   $    (112,222)  $    11,590
  Average number of shares outstanding.....................................      10,604,798     7,570,000
  Net effect of dilutive stock options-based on treasury stock method......   $         --    $   312,555
     Total average shares................................................        10,604,798     7,882,555
  Diluted net income (loss) per share......................................   $      (10.58)  $      1.47
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